Exhibit 21

Subsidiaries

Williams Controls Industries, Inc.

Aptek Williams, Inc.

Premier Plastic Technologies, Inc.

ProActive Acquisition Corporation

WMCO-Geo, Inc.

NESC Williams, Inc.

Williams Technologies, Inc.

Williams World Trade, Inc.

Techwood Williams, Inc.

Agrotec Williams, Inc. (“Agrotec”)

Hardee Williams, Inc. (80% Owned)

Waccamaw Wheel Williams, Inc. (80% Owned)